Exhibit 10.73

BRANDYWINE REALTY TRUST
     NON–QUALIFIED OPTION

     This is an amendment and restatement of the Non–Qualified Stock Option Award dated as of July 25, 2002 (the “Award”) from Brandywine Realty Trust, a Maryland real estate investment trust (the “Company”) to Gerard H. Sweeney (“Optionee”). Terms used herein as defined terms and not defined herein have the meanings assigned to them in the Brandywine Realty Trust 1997 Long–Term Incentive Plan, as amended from time to time (the “Plan”). This amendment and restatement restates in its entirety the Award.

1.	Definitions. As used herein:
(a)	“Board” means the Board of Trustees of the Company, as constituted from time to time.
(b)	“Cause” means “Cause” as defined in the Employment Agreement or the Plan.
(c)	“Change of Control” means “Change of Control” as defined in the Plan.
(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
(e)	“Common Share” means a common share of beneficial interest, $.01 par value per share, of the Company.
(f)	“Committee” means the Committee appointed by the Board in accordance with Section 2 of the Plan, if one is appointed and in existence at the time of reference. If no committee has been appointed pursuant to Section 2, or if such a committee is not in existence at the time of reference, “Committee” means the Board.
(g)	“Date of Exercise” means the date on which the notice required by Paragraph 6 hereof is hand–delivered, delivered by facsimile transmission or delivered via United States mail postage prepaid.
(h)	“Date of Grant” means July 25, 2002, the date on which the Company awarded the Option.
(i)	“Disability” means “Disability” as defined in the Plan.

(j)	“Employment Agreement” means the employment agreement between Optionee and the Company, dated May 7, 2002, or any subsequent employment agreement between Optionee and the Company as in effect at the time of determination.
(k)	“Expiration Date” means the earliest of the following:
(i)	If the Optionee terminates employment with the Company for any reason other than death, Disability, Resignation for Good Reason or for Cause, 5:00 p.m. on the date 90 days following such termination of employment;

(ii)	If the Optionee terminates employment with the Company for Cause, 5:00 p.m. on the date of such termination of employment; and
(iii)	5:00 p.m. on August 22, 2005.
(l)	“Fair Market Value” means the Fair Market Value of a Share, as determined pursuant to the Plan.
(m)	Option” means the option to purchase Shares hereby granted.
(n)	“Option Price” means $19.50; provided that in the event of any recapitalization, Share distribution or dividend, Share split or combination, the Option Price shall be equitably and proportionally adjusted. The Option Price shall also be subject to adjustment pursuant to Section 3(c) of the Plan.
(o)	“Prior Warrant” means the Warrant held by Optionee to purchase 100,000 Common Shares that expires August 22, 2002.
(p)	“Resignation for Good Reason” means “Resignation for Good Reason” as defined in the Employment Agreement.
(q)	“Shares” means the 100,000 Common Shares which are the subject of the Option hereby granted. In the event of any recapitalization, Share distribution or dividend, Share split or combination, the number of Shares that remain subject to the Option shall be equitably and proportionally adjusted. The number of Shares that remain subject to the Option shall also be subject to adjustment pursuant to Section 3(c) of the Plan. Notwithstanding the foregoing, the number of Shares available for exercise as determined under this paragraph shall be recorded down to the nearest whole Share.
2.	Grant of Option. On the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Optionee the Option to purchase any or all of the Shares.
3.	Time of Exercise of Options. The Option may not be exercised in whole or in part prior to the expiration of the Prior Warrant on August 22, 2002 and may not be exercised after 5:00 p.m. on the Expiration Date, when the right to exercise shall terminate absolutely. Subject to the preceding sentence: (i) the Option may be exercised for any or all of thirty three and one–third percent (33–1/3%) of each of the Shares subject to the Option on and after January 1, 2003; (ii) the Option may be exercised for any or all of an additional thirty three and one–third percent (33–1/3%) of each of the Shares subject to the Option on and after January 1, 2004; and (iii) the Option may be exercised for any or all of an additional thirty three and one–third percent (33–1/3%) of each of the Shares subject to the Option on and after January 1, 2005; provided, however, that the Option shall become immediately exercisable in full upon any of a Change of Control, a termination of Optionee’s employment by the Company without Cause or a termination of Optionee’s employment resulting from a Resignation for Good Reason.

4.	Termination of Option. In the event that the Option remains outstanding upon the occurrence of a transaction constituting a Change of Control under clause (ii) of the definition of the term “Change of Control” in the Plan and Optionee has not exercised the Option immediately prior to the consummation of the transaction giving rise to the Change of Control (e.g., consummation of the merger, reorganization, consolidation or asset sale or disposition), then, unless the Company provides for (as part of the Change of Control transaction or otherwise) either (x) the continuation of the Option following the Change of Control or (y) a substitute option exercisable for shares of common stock or common shares of beneficial interest of the purchaser or successor to the Company in the transaction resulting in the Change of Control (with such adjustments in the exercise price and number of shares covered by the Option as the Board shall determine, taking into account the conversion or exchange ratio in the Change of Control transaction), the Option shall automatically terminate and Optionee’s right to acquire Common Shares hereunder shall terminate absolutely.
5.	Payment for Shares. Full payment for Shares purchased upon the exercise of an Option shall be made in cash or, at the election of the Optionee, by surrendering Common Shares with an aggregate Fair Market Value as of the last trading day prior to the Date of Exercise equal to the aggregate Option Price, or by delivering such combination of Common Shares and cash as the Optionee may elect.
6.	Manner of Exercise. The Option shall be exercised by giving written notice of exercise to:
Brandywine Realty Trust 401 Plymouth Road, Suite 500 Plymouth Meeting, PA 19462 Attention: Chief Financial Officer
All notices under this agreement shall be deemed to have been given when hand–delivered, delivered by facsimile transmission or delivered by U.S. mail postage prepaid, and shall be irrevocable once given.
7.	Nontransferability of Option. The Option may not be transferred or assigned by the Optionee otherwise than as and to the extent permitted by Section 5(e) of the Plan; and any attempt at assignment or transfer contrary to the provisions of the Plan or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect. Any exercise of the Option by a person other than the Optionee shall be accompanied by appropriate proofs of the right of such person to exercise the Option.

8.	Securities Laws. The Committee may from time to time impose any conditions on the exercise of the Option as it deems necessary or appropriate to comply with the then–existing requirements of the Securities Act of 1933, as amended, or of the Securities Exchange Act of 1934, as amended, including Rule 16b–3 (or any similar rule) of the Securities and Exchange Commission. If the listing, registration or qualification of Shares issuable on the exercise of the Option upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the purchase of such Shares, the Company shall not be obligated to issue or deliver the certificates representing the Shares otherwise issuable on the exercise of the Option unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. If registration is considered unnecessary by the Company or its counsel, the Company may cause a legend to be placed on such Shares calling attention to the fact that they have been acquired for investment and have not been registered.
9.	Issuance of Certificate. Subject to the provisions of Paragraphs 7 and 9 hereof, a certificate for the Shares issuable on the exercise of the Option shall be delivered to the Optionee or to his personal representative, heir or legatee as promptly as feasible after the exercise, provided that no certificates for Shares will be delivered to the Optionee or to his personal representative, heir or legatee unless the Option Price has been paid in full.
10.	Rights Prior to Exercise. The Optionee shall not have any right as a shareholder with respect to any Shares subject to his Options until the Option shall have been exercised in accordance with the terms of the Plan and this Award and the Optionee shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised, provided that in the event that the Optionee’s employment with the Company is terminated for Cause, upon a determination by the Committee, the Optionee shall automatically forfeit all Shares otherwise subject to delivery upon exercise of an Option but for which the Company has not yet delivered the Share certificates, upon refund by the Company of the Option Price.
11.	Status of Option; Interpretation. The Option is intended to be a non–qualified stock option. Accordingly, it is intended that the transfer of property pursuant to the exercise of the Option shall be subject to federal income tax in accordance with section 83 of the Code. The Option is not intended to qualify as an incentive stock option within the meaning of section 422 of the Code. The interpretation and construction of any provision of this Option or the Plan made by the Committee shall be final and conclusive and, insofar as possible, shall be consistent with the intention expressed in this Paragraph 11.
12.	Option Not to Affect Employment. The Option granted hereunder shall not confer upon the Optionee any right to continue in the employment of the Company or any Subsidiary.
13.	Miscellaneous.
(a)	The address for the Optionee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be the address contained in the Company’s personnel records.

(b)	This Award and all questions relating to its validity, interpretation, performance, and enforcement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
14.	Withholding of Taxes. Whenever the Company proposes or is required to issue or deliver Shares in connection with the exercise of the Option, the Company shall have the right to (a) require the Optionee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the issuance or delivery of any Shares (which withholding requirement may be satisfied through the surrender to the Company of Shares otherwise issuable upon the exercise of the Options having a Fair Market Value equal to the amount sufficient to satisfy the withholding requirements) or (b) take whatever action it deems necessary to protect its interests with respect to tax liabilities.

     IN WITNESS WHEREOF, the Company has executed this amendment and restatement of the Award on September 30, 2002.

BRANDYWINE REALTY TRUST
By: /s/ Anthony A. Nichols, Sr.
Title: Chairman of the Board